Exhibit 99.1

Champps Entertainment Announces First Quarter Results

Littleton, Colo. November 9, 2005 - Champps Entertainment, Inc. (Nasdaq:CMPP) today announced results for its fiscal 2006 first quarter ended October 2, 2005.

Total revenues for the first quarter decreased 1.8% to $53.2 million, compared with revenues of $54.2 million for the first quarter of last fiscal year. The decrease in revenue was due primarily to one less operating week in the first quarter of fiscal 2006 compared to the first quarter of 2005 and lower comparable sales. Champps operated five more restaurants in the first quarter 2006 than in the first quarter 2005.

Net loss for the first quarter 2006 was ($206,000), or ($.02) per diluted share compared with net income of $1.2 million, or $.09 per diluted share, reported in the same quarter a year ago.

Comparable same store sales, excluding the impact of the extra operating week in 2005, decreased 3.2 percent for first quarter 2006. Comparable food sales decreased 3.7 percent while comparable alcohol sales decreased 2.1 percent. The Company experienced a total of eleven store closure days in four restaurants in Louisiana and Texas during the first quarter 2006 due to hurricanes Katrina and Rita.

Mike O’Donnell, Champps Chairman, President, and Chief Executive Officer, commented: “We are disappointed, but encouraged with our operating results this quarter. We had a tough comparison as last year’s operations included the extra operating week, and this had a more pronounced effect on operating margins than did the overall revenue effect because of certain fixed operating costs. While still negative, sequentially our quarter-over-quarter comparable sales improved, particularly in the alcohol sales category. We believe that some of our bar initiatives are partially responsible for this.”

Mr. O’Donnell added, “We did make a number of key operating personnel changes during the quarter including the appointment of Rich Scanlan as Chief Operating Officer and eliminated four regional supervisor positions. We have started to see early evidence of Rich’s operational impact including the initiation of guest satisfaction programs and management accountability standards. He also provided the leadership to complete our general manager validation and training programs and began similar training programs for other line managers. We have completed the installation of new and replacement equipment in all our bars to enhance product quality. We have focused our unit managers on the cash flow of their individual restaurants and have paid out their first monthly cash-flow based bonus. We expect to gain momentum from these initiatives in the coming quarters along with others we will be rolling out throughout the year. This next quarter we expect to finish the restaurant manager training/validation program, initiate our new bar training program and start the system-wide roll-out of our menu changes, notably improved hamburger, new salad and steak offerings.”

Total cost of sales and operating expenses increased to 87.6 percent of sales for the first quarter this year compared to 85.7 percent of sales for the same quarter last year partially reflective of the effect of one less operating week on operating results.

Product costs improved modestly to 28.3 percent in the most recent quarter from 28.5 percent in the year ago first quarter, but labor costs increased to 32.9 percent from 32.6 percent. Other operating costs increased to 15.1 percent from 14.6 percent due to utility cost increases. Occupancy expense increased to 10.7 percent of sales versus 9.6 percent in the first quarter of 2005, and depreciation and amortization expense increased to 5.2 percent for the first quarter compared to 4.9 percent in the first quarter of last year. Both comparisons were negatively impacted by the revenue declines caused by the extra week in fiscal 2005’s first quarter.

Pre-opening expenses for the quarter were $275,000, or 0.6 percent of sales, compared to $213,000, or 0.4 percent of sales, for the same quarter in the prior year. One new restaurant was opened in the first quarter of fiscal 2006 versus no new restaurants opening during the same quarter of 2005. Last year’s first quarter pre-opening expenses were related to two stores that opened in the second quarter of 2005.

General and administrative expenses for the first quarter were $3.7 million or 6.9 percent of revenues, compared to $3.1 million or 5.7 percent of revenues in the comparable period last fiscal year. This increase was primarily due to the implementation of required stock option expense accounting and new restricted stock expense, continued Sarbanes-Oxley related expenses, and costs related to the implementation of new strategic initiatives. Receipt of a non-recurring legal settlement of $175,000 was also recorded in the first quarter of 2005.

The Company opened one restaurant in the first quarter of fiscal 2006 in Toledo, Ohio, and opened one additional restaurant in the second quarter, which is a licensed/joint venture restaurant in the Dallas-Fort Worth airport. In addition, the Company intends to open one restaurant in Princeton, New Jersey, during the second half of fiscal 2006.

“Despite the disappointing operating results this quarter, we remain in a good financial position,” said Dave Womack, Chief Financial Officer. “We improved our net working capital balances by $2.8 million in the first quarter while we again ended our fiscal quarter with no outstanding credit facility borrowings. As we enter our traditionally strongest quarter, we are reducing the capital expenditure outlook to $8 to 10 million for the year due to the decline in new restaurant openings and our focus on improving the performance of our existing locations.”

The Company’s management will discuss the results of the first quarter 2006 on a conference call and simultaneous webcast on November 10, 2005, at 10:00 a.m. ET. To hear the call in a listen-only mode, participants must dial 800-947-6545 or 706-634-1745 (International) at least ten minutes prior to the start of the call and refer to conference identification number 2004367. To hear a live Web simulcast of the call, visit the company’s Web site at www.champps.com, click on the Investor Relations icon and refer to conference identification number 2004367.

If unable to participate at the time of the call, the archived webcast can be accessed until December 10, 2005, by visiting www.champps.com, clicking on the Investor Relations icon and referring to conference identification number 2004367.

About Champps Entertainment, Inc.

Champps Entertainment, Inc. owns and operates 53 and franchises/licenses 13 Champps restaurants in 23 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

Safe Harbor Statement

Certain statements made in this press release are forward-looking statements based on management’s current experience and expectations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements include statements regarding our strategic initiatives; new management team members; improved profitability and cash flow; revenues; and restaurant openings, among others. Among the factors that could cause future results to differ materially from those provided in this press release are: the ability of the Company to open and operate additional restaurants profitably, the ability of the Company to successfully implement our strategic initiatives to improve revenues and profitability, the ability of the company’s new management team to implement new strategic initiatives successfully; the impact of intense competition in the casual dining restaurant industry, the Company’s ability to control restaurant operating costs, which are impacted by commodity prices, minimum wage and other employment laws, fuel and energy costs, consumer perceptions of food safety, changes in consumer tastes and trends, and general business and economic conditions. Information on significant potential risks and uncertainties that may also cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the SEC. The words “may,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “should” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

Contact:

Champps Entertainment, Inc., 303-804-1333

Michael P. O’Donnell, CEO

David D. Womack, CFO

CHAMPPS ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended October 2, 2005 and October 3, 2004

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	October 2, 2005	October 3, 2004
Revenue
Sales	$53,074	$54,001
Franchising and royalty, net	137	153

Total revenue	53,211	54,154

Costs and expenses
Cost of sales and operating expenses
Product costs	15,040	15,366
Labor costs	17,480	17,619
Other operating expense	8,011	7,863
Occupancy	5,690	5,204
Pre-opening expense	275	213

Total cost of sales and operating expenses	46,496	46,265
General and administrative expense	3,691	3,084
Depreciation and amortization	2,772	2,680
Severance	100	—
Other (income) expense	59	(142)

Income from operations	93	2,267
Other (income) expense
Interest expense and income, net	333	374
Expenses related to predecessor companies	(3)	310

Income (loss) before income taxes	(237)	1,583
Income tax expense (benefit)	(31)	396

Net income (loss)	$(206)	$1,187

Basic income (loss) per share	$(0.02)	$0.09
Diluted income (loss) per share	$(0.02)	$0.09
Basic weighted average shares outstanding	13,050	12,822
Diluted weighted average shares outstanding	13,050	13,079

CHAMPPS ENTERTAINMENT, INC.

Supplemental Information — Restaurant Operating Expenses

(Stated as a percentage of restaurant sales)

	Three Months Ended
	October 2, 2005	October 3, 2004
Product costs	28.3%	28.5%
Labor costs	32.9%	32.6%
Other operating expenses	15.1%	14.6%
Occupancy	10.7%	9.6%
Pre-opening expenses	0.6%	0.4%

Total cost of sales and operating expenses	87.6%	85.7%
Depreciation and amortization	5.2%	4.9%
Total cost of sales, operating expenses and depreciation and amortization	92.8%	90.6%

General and administrative expense (Stated as a percentage of revenue)	6.9%	5.7%

Champps Entertainment, Inc. Selected Balance Sheet Information (In thousands) (Unaudited)

	October 2, 2005	July 3, 2005
Cash and cash equivalents	$2,276	$2,702
Current assets	16,649	17,053
Total assets	135,549	137,311
Current liabilities	11,435	14,667
Debt	14,679	14,649
Total shareholders’ equity	76,340	76,061

Champps Entertainment, Inc. Selected Cash Flow Information (In thousands) (Unaudited)
	Three Months Ended
	October 2, 2005	October 3, 2004
Net cash provided by operating activities	$485	$1,569
Net cash used in investing activities	(1,280)	(4,214)
Net cash provided by financing activities	369	1,196

Net change in cash and cash equivalents	$(426)	$(1,449)